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Exhibit 4.6

[Face of Security]

Registered	$
No.-	CUSIP No.

        If the registered owner of this Security (as indicated below) is The Depository Trust Company (the "Depositary") or a nominee of the Depositary, this Security is a global Security ("Global Security") and the following.legend is applicable: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER NAME, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

MEDITRUST
Medium-Term Note
(Floating Rate)

ORIGINAL ISSUE DATE:	PRINCIPAL AMOUNT:
INITIAL INTEREST RATE:	MATURITY DATE:
INDEX MATURITY	SPREAD (plus or minus):
BASE RATE	SPREAD MULTIPLIER:
☐ Commercial Paper Rate
☐ LIBOR
☐ Treasury Rate
☐ CD Rate
☐ CMT Rate
☐ Federal Funds Rate
☐ Prime Rate
☐ Other:
MAXIMUM INTEREST RATE:	INTEREST PAYMENT PERIOD:
MINIMUM INTEREST RATE:	INTEREST RATE RESET PERIOD:
INTEREST RESET DATE:	INTEREST DETERMINATION DATE:
INTEREST PAYMENT DATES:	CALCULATION DATES:
REGULAR RECORD DATES:	CALCULATION AGENT:
REDEEMABLE AT OPTION OF:	REDEMPTION PRICE(S):

REDEMPTION DATE(S):	OTHER TERMS:
IF THIS SECURITY IS NOT PUBLICLY OFFERED (WITHIN MEANING OF 1.1275(h) OF THE INTERNAL REVENUE CODE), THEN THE FOLLOWING TERMS APPLY:
This Security is issued with Original Issue Discount (OID) and:
ISSUE PRICE:	ISSUE DATE:
AMOUNT OF OID:	YIELD TO MATURITY:

        The portion of principal amount of OID Securities payable upon declaration of acceleration of maturity shall be equal to the adjusted issue price for an initial holder of this Security as of the first day of the accrual period in which the acceleration date occurs, as determined under Treasury Regulation Section 1.1275-1(b) (or successor regulation) under the United States Internal Revenue Code of 1986, as amended (the "Code"), increased by the daily portion of the original issue discount for each day in such accrual period ending on the date of acceleration, as determined under Treasury Regulation Section 1.1272-1(b) (or successor regulation) under the Code, and decreased by (i) the amount of any payment (previously reflected in the calculation of adjusted issue price) made on this Security other than qualified stated interest, as determined under Treasury Regulation Section 1.1273-1(c) (or successor regulation) under the Code, made during the accrual period in which the acceleration date occurs and before the acceleration date, and (ii) the amount of any accrued but unpaid interest or premium on this Security which was included in calculating the adjusted issue price or daily portions above.

        If the registered owner of this Security is the Depositary or a nominee of the Depositary, this Security is a Global Security and the following legends are applicable except as specified on the reverse hereof:

        THIS SECURITY IS A GLOBAL SECURITY, WITHOUT COUPONS, EXCHANGEABLE FOR ONE OR MORE DEFINITIVE SECURITIES OF THIS SERIES, WITHOUT COUPONS, AT THE PRINCIPAL OFFICE OR AGENCY OF THE REGISTRAR IN PROVIDENCE, RHODE ISLAND OR THE CITY OF NEW YORK ONLY UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. THE RIGHTS ATTACHING TO THIS GLOBAL SECURITY AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE SECURITIES OF THIS SERIES ARE AS SPECIFIED HEREIN AND IN THE INDENTURE. THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. IN ADDITION, THE DEPOSITARY MAY NOT SELL, ASSIGN, TRANSFER OR OTHERWISE CONVEY ANY BENEFICIAL INTEREST IN THIS GLOBAL SECURITY UNLESS SUCH BENEFICIAL INTEREST IS IN AN AMOUNT EQUAL TO AN AUTHORIZED DENOMINATION FOR SECURITIES OF SUCH SERIES, AND THE DEPOSITARY, BY ACCEPTING THIS GLOBAL SECURITY, AGREES TO BE BOUND BY THE PROVISIONS HEREOF.

        NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS GLOBAL SECURITY SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

        This Security is one of a duly authorized issue of securities (herein called the "Securities") of Meditrust, a Massachusetts business trust (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), limited to an aggregate principal amount not to exceed $200,000,000 (or if the Securities of this series are to be Original Issue Discount Securities, such principal amount as shall result in an aggregate initial offering price of Securities equivalent to not more than $200,000,000), issued and to be issued under an Indenture, dated as of

July 26, 1995 between the Company and Fleet National Bank, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture (as hereinafter defined)), to which Indenture and all applicable indentures supplemental thereto (the Indenture as supplemented being herein called the "Indenture") reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

        The Company, for value received, hereby promises to pay to                                , or registered assigns, the Principal Amount hereof on the Maturity Date specified on the face hereof and to pay interest thereon, from the Original Issue Date specified on the face hereof or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if the date of this Security is an Interest Payment Date to which interest has been paid or duly provided for, then from the date hereof, provided, however, that interest on a Security with daily or weekly Interest Reset Dates shall be paid from the day following the most recent Regular Record Date, at a rate per annum equal to the Initial Interest Rate specified on the face hereof, if any, until the first Interest Reset Date specified on the face hereof following the Original Issue Date specified on the face hereof and thereafter in accordance with the provisions below, until the principal hereof is paid or duly made available for payment. Interest will be payable on each Interest Payment Date, as specified on the face hereof, and at Maturity, commencing with the first Interest Payment Date after the Original Issue Date of this Security, unless the Original Issue Date of this Security is between a Regular Record Date and an Interest Payment Date, in which case, the first payment of interest hereon shall be made on the second Interest Payment Date following such Regular Record Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the date 14 calendar days prior to each Interest Payment Date (whether or not a Business Day (as defined below)). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest (a "Special Record Date") (notice whereof to be given to the Holder of this Security not less than 10 days prior to such Special Record Date), or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange. Notwithstanding the foregoing, interest payable on this Security at Maturity will be payable to the person to whom principal shall be payable unless the Maturity Date is an Interest Payment Date.

        Interest on this Security will be determined by reference to the "Base Rate" or "Base Rates" set forth on the face of this Security, which may be one or more of (a) the Certificate of Deposit Rate, in which case this Security will be a "Certificate of Deposit Rate Note;" (b) the Commercial Paper Rate, in which case this Security will be a "Commercial Paper Rate Note;" (c) the Federal Funds Rate, in which case this Security will be a "Federal Funds Rate Note;" (d) LIBOR, in which case this Security will be a "LIBOR Note;" (e) the Prime Rate, in which case this Security will be a "Prime Rate Note;" (f) the Treasury Rate, in which case such Security will be a "Treasury Rate Note;" (g) the CMT Rate, in which case this Security will be a "CMT Rate Note;" or (h) such other Base Rate or interest rate formula as may be so indicated.

        If any Interest Payment Date (other than at Maturity) with respect to this Security falls on a day that is not a Business Day, such Interest Payment Date will be the following Business Day, except that, if this Security is a LIBOR Note (or if the interest rate of this Security is determined with reference to LIBOR), if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity of this Security falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such, Maturity.

        The rate of interest on this Security will be reset daily, weekly, monthly, quarterly, semi-annually, annually or such other period (each, an "Interest Reset Date"), as specified on the face hereof. Unless otherwise specified on the face hereof, the Interest Reset Date will be as follows: if this Security resets daily, each Business Day; if this Security resets weekly (except if this Security is a Treasury Rate Note), Wednesday of each week; if this Security is a Treasury Rate Note which resets weekly, Tuesday of each week; if this Security resets monthly, the third Wednesday of each month; if this Security resets quarterly, the third Wednesday of March, June, September and December; if this Security resets semiannually, the third Wednesday of two months of each year which are six months apart, as specified on the face hereof; and if this Security resets annually, the third Wednesday of one month of each year, as specified on the face hereof; provided, however, that (a) the interest rate in effect from the Original Issue Date of this Security (or any predecessor Security) to the first Interest Reset Date will be the Initial Interest Rate, if any, specified on the face hereof, and (b) the interest rate in effect for the ten days immediately prior to Maturity of any installment of principal will be the interest rate in effect on the tenth day preceding such Maturity. If any Interest Reset Date for this Security would otherwise be a day that is not a Business Day, the Interest Reset Date for such Security shall be the next succeeding Business Day, except that if this Security is a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. "Initial Interest Rate" means the rate at which this Security will bear interest from its Original Issue Date to the first Interest Reset Date, as specified on the face hereof.

Determination of Commercial Paper Rate

        If the Base Rate specified on the face hereof is the Commercial Paper Rate, the interest rate with respect to this Security for any Interest Reset Date shall be the Commercial Paper Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Security for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified on the face hereof as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified on the face hereof as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in New York, New York (which may include one or more of the Agents) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

        "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

        Money Market Yield =                    D × 360        × 100
                                                                 360 - (D × M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

        "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York. "Index Maturity" means, with respect to this Security, the period to maturity of the instrument or obligation on which the interest rate index is based, as specified on the face hereof. "H.15(519P' means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

Determination of LIBOR

        If the Base Rate specified on the face hereof is LIBOR, the interest rate with respect to this Security for any Interest Reset Date shall be LIBOR plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i)    With respect to an Interest Determination Date relating to a LIBOR Note or any Interest Determination Date for a Security for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified on the face hereof, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified on the face hereof, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity specified on the face hereof commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displacing London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified on the face hereof, LIBOR will be determined as if LIBOR Telerate has been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii)  With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i) (a) above, or on which no rate appears on Telerate Page 3750, as specified in (i) (b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity specified on the face hereof are offered at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that LIBOR Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity specified on the face hereof commencing on the London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be LIBOR in effect on such LIBOR Interest Determination Date.

Determination of Treasury Rate

        If the Base Rate specified on the face hereof is the Treasury Rate, the interest rate with respect to this Security for any Interest Reset Date shall be the Treasury Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a Security for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified on the face hereof, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate in effect for the applicable period will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

Determination of CD Rate

        If the Base Rate specified on the face hereof is the CD Rate, the interest rate with respect to this Security shall be the CD Rate plus or minus the Spread, if any, or multiplied-by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        "CD Rate" means, with respect to any Interest Determination Date relating to a Certificate of Deposit Rate Note or any Interest Determination Date for a Security for which the interest rate is determined with reference to the Certificate of Deposit Rate (a "Certificate of Deposit Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified on the face hereof as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)." In the event such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Certificate of Deposit Rate Interest Determination Date, then the Certificate of Deposit Rate will be the rate on such Certificate of Deposit Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified on the face hereof as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Certificate of Deposit Rate on such Certificate of Deposit Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Certificate of Deposit Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York, New York (which may include one or more of the Agents) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified on the face hereof in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Certificate of Deposit Rate in effect for the applicable period will be the Certificate of Deposit Rate in effect on such Certificate of Deposit Rate Interest Determination Date.

Determination of CMT Rate

        If the Base Rate specified on the face hereof is the CMT Rate, the interest rate with respect to this Security shall be the CMT Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        "CMT Rate" means, with respect to any Interest Determination Date relating to a Security for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant pages or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination

Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

        "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified on the face hereof (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15 (519). If no such page is specified on the face hereof, the Designated CMT Telerate Page shall be 7052, for the most recent week.

        "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified on the face hereof with respect to which the CMT Rate will be calculated. If no such maturity is specified on the face hereof, the Designated CMT Maturity Index shall be 2 years.

Determination of Federal Funds Rate

        If the Base Rate specified on the face hereof is the Federal Funds Rate, the interest rate with respect to this Security for any Interest Reset Date shall be the Federal Funds Rate plus or minus the

Spread, if any, or multiplied by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a Security for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate of interest on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in New York, New York (which may include one or more of the Agents) selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the dealers so selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

Determination of Prime Rate

        If the Base Rate specified on the face hereof is the Prime Rate, the interest rate with respect to this Security for any Interest Reset Date shall be the Prime Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, as specified on the face hereof, as determined on the applicable Interest Determination Date.

        "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Security for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen NYMF Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

        All percentages resulting from any calculation on Securities will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 7.654325% (or .07654325) being rounded to 7.65433% (or .0765433) and 7.654324% (or .07654324) being rounded to 7.65432% (or ..0765432)), and all dollar amounts used in or resulting from such calculation on the Securities will be rounded to the nearest cent (with one-half cent being rounded upwards).

        Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. In addition, the interest rate hereon shall in no event be higher than the maximum rate permitted by Massachusetts law, as the same may be modified by United States law of general application. If an Interest Payment Date specified on the face hereof would otherwise be a day that is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that in the case of a LIBOR Note, if such day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

        Unless otherwise specified on the face of this Security, "Business Day" means any day that is not a Saturday or Sunday and that, in Boston, Massachusetts or Providence, Rhode Island, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close.

        The Interest Determination Date pertaining to an Interest Reset Date for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a CD Rate Note (the "CD Interest Determination Date"), (c) a CMT Rate Note (the "CMT Interest Determination Date"), (d) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") or (e) a Prime Rate Note (the "Prime Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Security. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Security, the interest rate of which is determined with reference to two or more Base Rates, will be the latest Business Day which is at least two Business Days prior to the Interest Reset Date for such Security on which each Base Rate is determinable. Each Base Rate shall be determined and compared on such date, and the applicable interest rate shall take effect on the related Interest Reset Date.

        "Calculation Date", where applicable, means the date on which the Calculation Agent is to calculate the interest rate which is, if the Interest Rate Basis specified on the face hereof is the Commercial Paper Rate, the Treasury Rate, the CMT Rate, the CD Rate or the Federal Funds Effective Rate, the tenth calendar day after the related Interest Determination Date, or if any such day is not a Business Day, the next succeeding Business Day or, if the Interest Rate Basis specified on the face hereof is LIBOR or the Prime Rate, the related Interest Determination Date.

        Upon the request of the Holder hereof, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to this Security. The "Calculation Agent" means the Company or the agent appointed by the Company to calculate interest rates under the circumstances specified above. Unless otherwise provided on the face hereof, the Calculation Agent will be the Trustee.

        Interest payments hereon shall be the amount of interest accrued to, but excluding, the Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Security are daily or weekly, interest payable on any Interest Payment Date, other than interest payable (with respect to such principal) on any date on which principal of any such Security is payable, will include interest accrued to and including the next preceding Regular Record Date.

        Accrued interest hereon from the original Issue Date specified on the face hereof or from the last date to which interest has been paid or duly provided for, as the case may be, is calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for, as the case may be, to the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, CD Rate Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

        If this Security is a Global Security (as specified on the face hereof), this Security is exchangeable in whole for definitive Securities of this series of like tenor and of an equal aggregate principal amount in accordance with the Indenture. Any definitive Securities of this series issued in exchange for this Global Security shall be registered in the name or names of such Person or Persons as the Holder hereof shall instruct the Registrar. Except as provided above, owners of beneficial interests in this Global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture.

        Any exchange of a Global Security for one or more definitive Securities of this series will be made at the office or agency of the Registrar in Providence, Rhode Island or The City of New York.

        If this Security is a Global Security, except as provided in the next paragraph, no beneficial owner of any portion of this Global Security shall be entitled to receive payment of accrued interest hereon until this Global Security has been exchanged for one or more definitive Securities of this series, as provided herein and in the Indenture.

        If this Security is a Global Security, if a definitive Security or Securities of this series are issued in exchange for this Global Security after the close of business at the office or agency where such exchange occurs on (i) any Regular Record Date and before the opening of business at such office or agency on the related Interest Payment Date, or (ii) any Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of defaulted interest, interest or defaulted interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Security, but will be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to the Holder hereof, and the Holder hereof will undertake in such circumstances to credit such interest to the account or accounts of the Persons who were the beneficial owners of any portion of this Global Security on such Regular Record Date or Special Record Date, as the case may be.

        Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Trustee maintained for that purpose in Providence, Rhode Island, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the addresses of the Persons entitled thereto as such addresses shall appear in the Security register or by transfer to an account maintained by the payee with a bank in The City of New York (so long as the applicable Paying Agent has received proper and timely (as determined by the Paying Agent) transfer instructions in writing).

        Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture or its successors thereunder, by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: ________________	MEDITRUST
	By:	President
[Seal]
Attest:	Secretary

CERTIFICATE OF AUTHENTICATION

        This is one of the Securities referred to in the within-mentioned Indenture.

FLEET NATIONAL BANK,
as Trustee

By:_____________________
      Authorized Officer
[SEAL]

[FORM OF REVERSE]

ADDITIONAL PROVISIONS

        1.    Registrar and Agents. Initially, Fleet National Bank will act as Registrar, Paying Agent, Calculation Agent and agent for service of notices and demands. The Company may change any Registrar, co-registrar, Paying Agent, Calculation Agent and agent for service of notices and demands without notice. The Company or any of its Subsidiaries may act as Paying Agent. The address of Fleet National Bank is 111 Westminster Street, R1M0199, Providence, Rhode Island 02903-2305.

        2.    Indenture, Limitations. The Company issued the Securities as a series of its securities under an Indenture dated as of July 26, 1995 as supplemented by a Third Supplemental Indenture dated as of August 10, 1995 (the "Indenture") between the Company and Fleet National Bank, as trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of the Indenture. The Securities are subject to all such terms, and the Holders of the Securities are referred to the Indenture and said Act for a statement of such terms.

        The Securities are general unsecured obligations of the Company limited to $200,000,000 principal amount (or if the Securities of this series are to be Original Issue Discount Securities, such principal amount as shall result in an aggregate initial offering price of Securities equivalent to not more than $200,000,000). The Indenture imposes certain limitations on the ability of the Company to, among other things, incur certain liens and certain additional indebtedness, make payments in respect of its shares of beneficial interest, merge or consolidate with any other Person and sell, lease, transfer or dispose of its properties or assets.

        3.    Optional Redemption by the Company; Payment Upon Acceleration. If so specified on the face of this Security, the Securities may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the principal amount of the Securities being redeemed plus accrued interest thereon to the redemption date.

        From and after notice has been given as provided in the Indenture, if funds for the redemption of any Securities called for redemption shall have been made available on such redemption date, such Securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Securities will be to receive payment of the Redemption Price.

        Notice of any optional redemption of any Securities will be given to Holders at their addresses, as shown in the Security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Securities held by such Holder to be redeemed.

        The Company will notify the Trustee at least 60 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Securities to be redeemed and the redemption date. If less than all the Securities are to be redeemed at the option of the Company, the Trustee shall select, pro rata or by lot, Securities to be redeemed in whole or in part. Securities may be redeemed in part in the minimum authorized denomination for Securities or in any integral multiple thereof.

        Upon any acceleration of the Securities, the Company shall pay in respect thereof an amount equal to the sum of the outstanding principal amount of the Securities so accelerated plus accrued interest to the date of acceleration.

        5.    Denominations, Transfer, Exchange. The Securities are in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. A Holder may register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not (i) issue, register the transfer of, or exchange Securities of any series during a period beginning at the opening of business 15 days before the day of any selection of Securities of such series for redemption and ending at the close of business on the day of selection, (ii) register the transfer or exchange of any Security of any series so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part, or (iii) register the transfer or exchange of any Securities of any series during a period beginning at the opening of business 15 days before the day of any selection of Securities of such series for redemption and ending at the close of business on the day interest is to be paid on Securities of such series.

        6.    Persons Deemed Owners. The registered Holder of a Security may be treated as the owner of it for all purposes.

        7.    Unclaimed Money. If money for the payment of principal or interest on any Securities remains unclaimed for three years, the Trustee and the Paying Agent will pay the money back to the Company at its request, unless otherwise required by law. Thereafter, Holders may look only to the Company for payment.

        8.    Discharge Prior to Redemption or Maturity. The Indenture will be discharged and cancelled except for certain sections thereof upon payment of all the Securities, or upon the irrevocable deposit with the Trustee of funds or U.S. Government Obligations maturing on or before such payment date or

Redemption Date, sufficient to pay principal, premium, if any, and interest on such payment date or Redemption Date.

        9.    Supplemental Indenture. Subject to certain exceptions, the Indenture may be amended or supplemented with respect to the Securities with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding and any existing default or compliance with any provision may be waived with the consent of the Holders of the majority in principal amount of the Securities then outstanding. Without the consent of or notice to any Holder, the Company may supplement the Indenture, to, among other things, provide for uncertificated Securities, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the interest rights of any Holder.

        10.  Successors. Upon satisfaction of the conditions provided in the Indenture, if a successor to the Company assumes all the obligations of its predecessor under the Securities and the Indenture, the predecessor will be released from those obligations.

        11.  Defaults and Remedies. If an Event of Default with respect to the Securities, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of a majority in principal amount of Securities may declare all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it, subject to the provisions of the TIA, before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power with respect to the Securities. The Trustee may withhold from Holders of Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file periodic reports with the Trustee as to the absence of any Default or Event of Default.

        12.  Trustee Dealings with the Company. Fleet National Bank, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

        13.  No Recourse Against Others. No shareholder, trustee or officer, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any obligation of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Security by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

        THE DECLARATION OF TRUST ESTABLISHING THE COMPANY DATED AUGUST 6, 1985, AS AMENDED, A COPY OF WHICH IS DULY FILED WITH THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS "TRUSTEES," BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

        14.  Authentication. This Security shall not be valid until the Trustee signs the certificate of authentication on the reverse side of this Security.

        15.  Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and any supplemental indentures thereto. It also will furnish the text of this Security in larger type. Requests may be made to: MEDITRUST, 197 First Avenue, Needham Heights, Massachusetts 02194, Attention: Lisa P. McAlister, Vice President and Treasurer.

ASSIGNMENT FORM

        If you, the Holder, want to assign this Security, fill in the form below and have your signature guaranteed:

For value received, I or we assign and transfer this Security to
(INSERT ASSIGNEE'S SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

(Print or type assignee's name, address and zip code)

and irrevocably appoint ____________________________________________ ___________________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: ________________________________________________________________
Your signature:________________________________________________________ (Sign exactly as your name appears on the reverse side of this Security)
Signature Guaranteed By:________________________________________________ Note: Signature must be guaranteed by a member firm of the New York Stock Exchange or a commercial bank or trust company.

QuickLinks

  Exhibit 4.6
ASSIGNMENT FORM